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Exhibit 23.3  Consent of Morris, Nichols, Arsht & Tunnell

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                                    [Letterhead]



                                   October 24, 1997





Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016


Ladies and Gentlemen:

         We hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 by EFC Bancorp, Inc., a Delaware corporation (the "Company"), and all amendments thereto, the Application for Conversion filed by Elgin Financial Center, S.B. (the "Bank") and all amendments thereto, and the Notice and Application for Conversion for Elgin Financial Center, S.B., filed by the Bank with the Federal Deposit Insurance Corporation, and all amendments thereto, relating to the conversion of the Bank from an Illinois state chartered mutual savings bank to an Illinois state chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to the Company, a holding company formed for such purpose, and the offering of the Company's common stock.

                             Very truly yours,

                             /s/ Morris, Nichols, Arsht & Tunnell